Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2010
Jenkintown, PA (April 30, 2010) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $1.6 million for the quarter ended March 31, 2010, compared to net income of $2.2 million for the quarter ended March 31, 2009. The Company’s basic and diluted earnings per share were both $0.08 for the first quarter of 2010 compared to basic and diluted earnings per share of $0.10 for the first quarter of 2009.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are pleased to begin 2010 with our business soundly moving forward. During the first quarter of 2010 we increased our net interest income over both the prior year and the linked quarter, and we further increased our core deposits from record levels at the end of 2009. After reporting significant provisions for loan losses for three consecutive quarters, our provision moderated this quarter, and we are making progress in resolving our non-performing assets. We are focused on further reducing our non-performing assets throughout the year. Additionally, we remain committed to increasing the return to our shareholders through appreciation in our stock price and the continued payment of our quarterly cash dividends.”
Net Interest Income
Net interest income was $8.2 million for the three months ended March 31, 2010, compared to $7.6 million for the three months ended March 31, 2009, an increase of 8.7%. The increase in our net interest income for the first quarter of 2010 compared to the first quarter of 2009 occurred as a decrease in our interest expense quarter-over-quarter exceeded the decrease in our interest income. Our average interest rate spread increased 34 basis points to 2.65% for the three months ended March 31, 2010 from 2.31% for the three months ended March 31, 2009. The improvement in our average interest rate spread occurred as a decrease in the average yield on our interest-earning assets was more than offset by a decrease in the average rate paid on our interest-bearing liabilities. Our net interest margin also increased quarter-over-quarter to 2.92% for the three months ended March 31, 2010 from 2.77% for the three months ended March 31, 2009.

Interest income for the three months ended March 31, 2010 decreased $624,000 or 4.5% over the comparable 2009 period to $13.1 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $34.8 million or 3.2% to $1.13 billion for the first quarter of 2010 from $1.10 billion for the first quarter of 2009. The increase was driven by a $30.2 million increase in the average balance of our investment securities as well as increases in the average balances of our loans receivable and other interest-earning assets of $11.6 million and $12.9 million, respectively. These increases were partially offset by a $19.9 million decrease in the average balance of our mortgage-backed securities quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 38 basis points to 4.63% for the first quarter of 2010 from 5.01% for the first quarter of 2009. The decrease in the average yield earned on our interest-earning assets was primarily the result of the current interest rate environment.
Interest expense for the three months ended March 31, 2010 decreased $1.3 million or 20.9% from the comparable 2009 period to $4.9 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 72 basis points to 1.98% for the first quarter of 2010 from 2.70% for the first quarter of 2009. The average rate we paid on our total deposits decreased 85 basis points quarter-over-quarter, driven by a 96 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $159.7 million or 24.3% to $816.2 million for the first quarter of 2010 from $656.5 million for the first quarter of 2009 due primarily to growth in our core deposits. The average balance of our core deposits increased $131.3 million or 58.7% to $355.1 million for the first quarter of 2010 from $223.8 million for the first quarter of 2009. Although the average rate we paid on our advances from the Federal Home Loan Bank (“FHLB”) increased 77 basis points for the first quarter of 2010 compared to the first quarter of 2009, this increase was more than offset by a decrease of $91.0 million or 38.8% in the average balance of those advances quarter-over-quarter. The average rate of our FHLB advances increased in the 2010 period, as we relied less on overnight advances than we did during the 2009 period. The average rate paid on overnight advances is substantially below the average rate paid on our other, longer-term advances from the FHLB.
Provision for Loan Losses
We recorded a provision for loan losses of $563,000 during the first quarter of 2010 compared to a provision of $117,000 during the first quarter of 2009. As has been the case in previous quarters, the majority of our provision related to loans included in our construction loan portfolio. Our loan portfolio at March 31, 2010 included an aggregate of $38.1 million of non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, compared to $34.6 million of non-performing loans at December 31, 2009. Of our non-performing loans at March 31, 2010, $33.2 million were for construction loans (which includes land acquisition and development loans) compared to $29.3 million at December 31, 2009. The increase in our non-performing loans during the first quarter of 2010 was due primarily to the addition of one construction loan with an outstanding balance of $4.5 million at March 31, 2010 that became over 90 days past due during the quarter. This loan, which is for a mixed-use commercial/residential development in Montgomery County, Pennsylvania, had previously been classified at December 31, 2009, but did not meet the definition of non-performing as it was neither 90 days past due nor on non-accrual status at such date. At December 31, 2009, approximately $1.2 million of our allowance for loan losses was allocated to this loan. At March 31, 2010, the allowance for loan losses allocated to this loan was increased to approximately $1.4 million. At March 31, 2010 and December 31, 2009, our non-performing loans amounted to 5.00% and 4.47%, respectively, of loans receivable, and our allowance for loan losses amounted to 24.45% and 26.28%, respectively, of non-performing loans. At March 31, 2010 and December 31, 2009, our non-performing assets amounted to 4.73% and 4.64% of total assets, respectively.
During 2010, our oversight of the Company’s loan portfolio, particularly its construction loans, and resolution efforts with respect to non-performing assets will be a central focus of our management team. During the first quarter of 2010, we sold three one- to four-family residential properties and reached an agreement of sale on a fourth one- to four-family residential property included in real estate owned (“REO”). The four properties had an aggregate outstanding balance of approximately $1.2 million at December 31, 2009. A net loss on real estate owned of approximately $265,000 in the aggregate was recognized on these four properties during the first quarter of 2010. Subsequent to March 31, 2010, a plan of reorganization was approved by the bankruptcy court related to two of the impaired shared national credit loans in which we participate. The approval allows the pending sale of the underlying assets to be completed, providing for settlement of the outstanding loans. The two loans, which were classified as impaired and placed on non-accrual status during 2009, had an aggregate outstanding balance of $7.2 million at March 31, 2010. At such date, no allowance for loan losses was reserved on these loans after recording $5.6 million in loan charge-offs during 2009. A net recovery of approximately $1.0 million in the aggregate is expected on the settlement of these loans, which is expected to be recognized during the second quarter of 2010 through our allowance for loan losses. While the resolution of these items is a positive step in reducing our non-performing assets, given the continuing effects of the economic recession in the Company’s market area in general and, in particular, on some of the Company’s larger borrowers, some of whom are in troubled financial condition and either are or may soon be involved in bankruptcy proceedings, no assurance can be given that additional provisions for loan losses or loan charge-offs may not be required in the coming quarters.
Non-Interest Income and Expenses
Our total non-interest income decreased to $355,000 for the first quarter of 2010 from $1.0 million for the first quarter of 2009. The decrease was due primarily to a $597,000 increase in net loss on real estate owned. Approximately $297,000 of this loss related to the sale of the aforementioned REO properties as well as the write-down of another REO property. The remaining expense related to additional construction, maintenance and utility expenses related to our REO properties. Our service charge income decreased $93,000 or 23.9% to $296,000 for the first quarter of 2010 from $389,000 for the first quarter of 2009 primarily as a result of a decrease in our income from overdraft charges.

Our total non-interest expenses for the first quarter of 2010 amounted to $6.0 million, representing an increase of $377,000 or 6.7% from the first quarter of 2009. The largest increase was in our deposit insurance premium expense, which increased $166,000 or 85.7% to $361,000 for the first quarter of 2010 from $194,000 for the first quarter of 2009. The increase in the insurance premium was due to an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC. In addition, our occupancy expense and professional services expense increased $133,000 and $106,000, respectively, quarter-over-quarter. The increase in occupancy expense was due in part to higher real estate taxes, as well as services related to certain upgrades to our computer network. The increase in professional services expense was due primarily to legal fees incurred in relation to the resolution of certain non-performing loans and real estate owned.
The Company recorded an income tax expense of approximately $460,000 for the first quarter of 2010 compared to an expense of approximately $742,000 for the first quarter of 2009. Our effective tax rate improved to 22.2% for the first quarter of 2010 compared to 25.6% for the first quarter of 2009. The improvement in our effective tax rate was due largely to the increase in our tax-exempt income as a percentage of our total pre-tax income.
Statement of Financial Condition
The Company’s total assets increased $28.8 million, or 2.3%, to $1.27 billion at March 31, 2010 compared to $1.24 billion at December 31, 2009. The most significant increases were in our cash and cash equivalents and our investment securities, which grew by $25.6 million and $16.8 million, respectively, during the first quarter of 2010. These increases were largely the result of our deposit growth and our loan repayments. Our net loans receivable decreased $12.3 million or 1.6% to $752.3 million at March 31, 2010 from $764.6 million at December 31, 2009. Our gross construction loans decreased $12.5 million during the first quarter of 2010, however, this was largely offset by a $10.8 million decrease in the balance of our loans-in-process. Our one- to four-family residential loans and our multi-family residential and commercial real estate loans decreased $7.5 million and $6.2 million, respectively, in the first three months of 2010.
Our total deposits increased $27.4 million or 3.2% to $877.6 million at March 31, 2010 compared to $850.2 million at December 31, 2009. The increase during the first quarter of 2010 was due to growth in both core deposits and certificate accounts, but the largest increase continued to be in our core deposits. During the first three months of 2010, our core deposits increased $20.2 million or 5.1% driven by an increase in our savings and money market accounts of $24.0 million, or 9.0%. Our certificate accounts also increased during the quarter, growing $7.2 million or 1.6%. Additionally, our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $5.4 million or 32.5% to $22.1 million during the first quarter of 2010. Our advances from the FHLB decreased $6.0 million or 4.1% to $140.7 million at March 31, 2010 from $146.7 million at December 31, 2009.
Our total stockholders’ equity increased to $214.4 million at March 31, 2010 from $214.2 million at December 31, 2009. The increase was due primarily to our net income for the quarter, but was substantially offset by additional purchases of treasury stock. During the first quarter of 2010 we repurchased approximately 169,000 shares of the Company’s common stock for an aggregate cost of approximately $1.2 million as part of our stock repurchase plans. We have continued to repurchase our common stock based on determinations by management and the Board of Directors that the trading price of our stock, which has been below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Our flexibility to undertake such a strategy is the result of our strong overall capital position. The Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of March 31, 2010, Abington Bancorp had $1.27 billion in total assets, $877.6 million in total deposits and $214.4 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2010	December 31, 2009
ASSETS
Cash and due from banks	$29,713,214	$18,941,066
Interest-bearing deposits in other banks	40,637,427	25,773,173

Total cash and cash equivalents	70,350,641	44,714,239
Investment securities held to maturity (estimated fair value—2010, $20,830,733; 2009, $20,787,269)	20,386,403	20,386,944
Investment securities available for sale (amortized cost— 2010, $99,363,321; 2009, $82,905,101)	101,081,838	84,317,271
Mortgage-backed securities held to maturity (estimated fair value—2010, $72,204,755; 2009, $77,297,497)	71,627,796	77,149,936
Mortgage-backed securities available for sale (amortized cost— 2010, $139,560,016; 2009, $133,916,731)	144,298,930	138,628,592
Loans receivable, net of allowance for loan losses (2010, $9,319,942; 2009, $9,090,353)	752,279,142	764,559,941
Accrued interest receivable	4,523,338	4,279,032
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	41,421,688	40,983,202
Property and equipment, net	10,200,904	10,423,190
Real estate owned	21,816,656	22,818,856
Deferred tax asset	4,829,756	4,711,447
Prepaid expenses and other assets	9,532,405	10,531,771

TOTAL ASSETS	$1,266,957,197	$1,238,112,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$42,440,192	$45,146,650
Interest-bearing	835,208,423	805,053,843

Total deposits	877,648,615	850,200,493
Advances from Federal Home Loan Bank	140,733,174	146,739,435
Other borrowed money	22,087,766	16,673,480
Accrued interest payable	2,699,894	1,807,334
Advances from borrowers for taxes and insurance	3,690,683	3,142,470
Accounts payable and accrued expenses	5,663,479	5,366,909

Total liabilities	1,052,523,611	1,023,930,121

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,862,192 shares in 2010, 21,049,025 shares in 2009	244,602	244,602
Additional paid-in capital	201,991,693	201,922,651
Treasury stock—at cost, 3,598,044 shares in 2010, 3,411,215 shares in 2009	(28,755,949)	(27,446,596)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(14,089,618)	(14,299,378)
Recognition & Retention Plan Trust (RRP)	(3,504,089)	(3,918,784)
Deferred compensation plans trust	(1,010,698)	(995,980)
Retained earnings	55,447,278	54,804,913
Accumulated other comprehensive income	4,110,367	3,870,572

Total stockholders’ equity	214,433,586	214,182,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,266,957,197	$1,238,112,121

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
INTEREST INCOME:
Interest on loans	$9,999,227	$10,028,633
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,697,977	3,282,931
Tax-exempt	398,027	400,775
Interest and dividends on other interest-earning assets	5,892	12,930

Total interest income	13,101,123	13,725,269

INTEREST EXPENSE:
Interest on deposits	3,288,583	4,041,397
Interest on Federal Home Loan Bank advances	1,554,366	2,084,584
Interest on other borrowed money	14,292	14,578

Total interest expense	4,857,241	6,140,559

NET INTEREST INCOME	8,243,882	7,584,710

PROVISION FOR LOAN LOSSES	563,445	116,691

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,680,437	7,468,019

NON-INTEREST INCOME Service charges	296,378	389,246
Income on bank owned life insurance	438,486	448,554
Net (loss) gain on real estate owned	(581,275)	15,834
Other income	201,741	162,906

Total non-interest income	355,330	1,016,540

NON-INTEREST EXPENSES
Salaries and employee benefits	2,929,782	2,957,359
Occupancy	712,720	579,294
Depreciation	229,725	222,185
Professional services	443,911	337,660
Data processing	422,622	379,812
Deposit insurance premium	360,503	194,147
Advertising and promotions	107,373	74,535
Director compensation	219,946	223,746
Other	540,739	621,667

Total non-interest expenses	5,967,321	5,590,405

INCOME BEFORE INCOME TAXES	2,068,446	2,894,154

PROVISION FOR INCOME TAXES	460,086	741,785

NET INCOME	$1,608,360	$2,152,369

BASIC EARNINGS PER COMMON SHARE	$0.08	$0.10
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.10

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,995,279	20,550,141
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,372,522	21,107,543

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended March 31,
	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.63%	5.01%
Average rate on interest-bearing liabilities	1.98%	2.70%
Average interest rate spread(2)	2.65%	2.31%
Net interest margin(2)	2.92%	2.77%
Average interest-earning assets to average interest-bearing liabilities	113.25%	120.53%
Net interest income after provision for loan losses to non-interest expense	128.71%	133.60%
Total non-interest expense to average assets	1.91%	1.87%
Efficiency ratio(3)	69.39%	64.99%
Return on average assets	0.52%	0.72%
Return on average equity	3.00%	3.66%
Average equity to average assets	17.19%	19.67%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	5.00%	1.95%

Non-performing assets as a percent of total assets(5)	4.73%	2.33%

Allowance for loan losses as a percent of non-performing loans	24.45%	55.34%

Allowance for loan losses as a percent of total loans	1.22%	1.08%

Net charge-offs to average loans receivable	0.18%	1.88%

Capital Ratios(6):
Tier 1 leverage ratio	13.22%	14.17%
Tier 1 risk-based capital ratio	20.54%	22.38%
Total risk-based capital ratio	21.70%	23.45%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2010 and 2009, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	March 31,	December 31,	September 30,
	2010	2009	2009
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$—	$237	$239
Multi-family residential and commercial real estate(1)	4,788	4,801	261
Construction	22,659	23,303	31,477
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	27,447	28,341	31,977

Accruing loans 90 days or more past due:
One- to four-family residential	29	110	633
Multi-family residential and commercial real estate	—	—	—
Construction	10,535	5,998	10,844
Commercial business	—	—	—
Home equity lines of credit	106	141	97
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	10,670	6,249	11,574

Total non-performing loans(2)	38,117	34,590	43,551

Real estate owned, net	21,817	22,819	18,181

Total non-performing assets	$59,934	$57,409	$61,732

Total non-performing loans as a percentage of loans	5.00%	4.47%	5.53%

Total non-performing loans as a percentage of total assets	3.01%	2.79%	3.55%

Total non-performing assets as a percentage of total assets	4.73%	4.64%	5.03%

(1)	Included in this category of non-accruing loans at March 31, 2010 and December 31, 2009 is one troubled debt restructuring with a balance of $2.4 million and $2.5 million, respectively.

(2)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.